UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14A-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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XM SATELLITE RADIO HOLDINGS INC.

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The following is a press release issued on October 10, 2007:

FOR IMMEDIATE RELEASE

New Supporters of SIRIUS/XM Merger Urge FCC Approval

Consumer Benefits of the Merger Cited in Recent Filings

WASHINGTON, DC and NEW YORK, NY– October 10, 2007 – SIRIUS Satellite Radio (NASDAQ: SIRI) and XM Satellite Radio (NASDAQ: XMSR) today highlighted additional support they have received for their merger in recent weeks from Members of Congress, consumer advocates, automaker Kia Motors and diverse on-air talent, including Charlie Daniels and Deepak Chopra. These recent filings with the Federal Communications Commission (FCC) urge approval of the merger, noting the many benefits the merger of XM and SIRIUS will offer consumers. The latest comments were added to the thousands of favorable comments from individuals, as well as from organizations such as the NAACP, the Latino Coalition, the League of Rural Voters and the Parents Television Council.

Members of Congress

Comments supporting the merger were filed by Rep. Eliot Engel (D – NY), Rep. Rick Boucher (D – VA), Rep. Anthony Weiner (D – NY) and Rep. Pete Sessions (R – TX). Their supportive comments focused on the merger’s consumer benefits:

“I believe that this merger will improve the variety and quality of satellite radio services to consumers.” (Rep. Eliot Engel, September 18, 2007)

“The proposed merger should be considered in the context of a broad market definition, which includes the entire marketplace for audio entertainment. Under such an appropriate definition, the merger would combine only a small percentage of the market, but would lead to significant pro-consumer benefits. I, therefore, believe the merger is in the public interest and urge that the Commission approve it.” (Rep. Rick Boucher, September 4, 2007)

“There is no doubt that the merger would be good for consumers of this service. A merger will allow the two companies to pool their resources, cut costs through economies of scale, boost innovation by bringing together their best and brightest talent, and ultimately make more programming available to subscribers.” (Rep. Anthony Weiner, September 12, 2007)

“Perhaps most impressively, the new a la carte offerings will pave the way for a unique form of competition in the entertainment industry – one based on the individual programming preferences of listeners.” (Rep. Pete Sessions, September 27, 2007)

Consumer Advocates

Two additional organizations, the Independent Women’s Forum and Latinos in Information Sciences and Technology Association (LISTA), joined the numerous independent advocacy groups that support the merger, saying:

“We believe a combined Sirius-XM will strengthen satellite radio and the broader audio entertainment market, opening the door to expanded programming and production opportunities for Latino technology professionals.” (Jose A. Marquez, Latinos in Information Sciences and Technology, October 9, 2007)

“IWF is also interested in the increased efficiencies of a combined company and greater competition from other audio providers that would increase the speed to market of new and advanced technologies in satellite radio and audio entertainment. These are exactly the kinds of byproducts fueled by a free market that would simply not be possible without a merger of the two companies.” (Michelle D. Bernard, Independent Women’s Forum, October 1, 2007)

Automaker

On behalf of the consumers who purchase their vehicles, Kia Motors America joined other automakers such as Honda, Hyundai and Toyota, in expressing support for the merger:

“The merger between SIRIUS and XM will further enhance Kia’s goal of providing our customers with high-quality, high-value products. We believe that it is in our customer’s interest and the public interest to allow SIRIUS and XM to merger.” (Kia Motors, August 21, 2007)

On-Air Talent

Celebrated Oldies music radio DJ Bruce Morrow (Cousin Brucie), American music legend Charlie Daniels, leader in mind-body medicine Deepak Chopra, and Elvis Presley Enterprises, producer of Elvis Radio, made compelling arguments for the merger and the plethora of benefits a combined SIRIUS-XM will offer consumers. In announcing their support, they said:

“Satellite radio has given me an opportunity to have a more personal relationship with listeners from all over the country, who can call in for one-on-one conversations about health, spirituality, relationships and success. The merger between SIRIUS and XM will help to ensure that positive programming like mine is available to a greater number of listeners at lower prices than ever before.” (Deepak Chopra, October 8, 2007)

“Truckers were among the first satellite radio customers and many continue to be very loyal listeners. They also will have a lot to gain from this proposed merger. Once this deal is approved, truckers and others who spend many hours on the road will have a greater range of programming choices and packages available to them.” (Charlie Daniels, October 2, 2007)

“My contemporaries and I appreciate that the music that influenced our generation is able to live on with satellite radio, and we are truly excited that this merger will allow even more Americans to rediscover music that paved the way for today’s hits. I encourage the Department of Justice and the Federal Communications Commission to continue to allow listeners to hear the unique programming satellite radio offers by approving this merger as quickly as possible.” (Cousin Brucie, September 26, 2007)

“By giving consumers lower priced programming options and increased variety of content, this combination proves to be in the public interest. So in the spirit of consumer benefit for Elvis fans and radio listeners nationwide, I strongly encourage you to expeditiously authorize the proposed merger of SIRIUS and XM. (Jack Soden, Elvis Presley Enterprises, October 5, 2007)

More information on the SIRIUS-XM merger can be found at www.SIRIUSmerger.com or www.XMmerger.com.

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About SIRIUS

SIRIUS, “The Best Radio on Radio,” delivers more than 130 channels of the best programming in all of radio. SIRIUS is the original and only home of 100% commercial free music channels in satellite radio, offering 69 music channels. SIRIUS also delivers 65 channels of sports, news, talk, entertainment, traffic, weather and data. SIRIUS is the Official Satellite Radio Partner of the NFL, NASCAR and NBA, and broadcasts live play-by-play games of the NFL and NBA, as well as live NASCAR races. All SIRIUS programming is available for a monthly subscription fee of only $12.95.

SIRIUS Internet Radio (SIR) is a CD-quality, Internet-only version of the SIRIUS radio service, without the use of a radio, for the monthly subscription fee of $12.95. SIR delivers more than 80 channels of talk, entertainment, sports, and 100% commercial free music.

SIRIUS Backseat TV™ is the first ever live in-vehicle rear seat entertainment featuring three channels of children’s TV programming, including Nickelodeon, Disney Channel and Cartoon Network, for the subscription fee of $6.99 plus applicable audio subscription fee.

SIRIUS products for the car, truck, home, RV and boat are available in more than 20,000 retail locations, including Best Buy, Circuit City, Crutchfield, Costco, Target, Wal-Mart, Sam’s Club, RadioShack and at shop.sirius.com.

SIRIUS radios are offered in vehicles from Audi, Bentley, BMW, Chrysler, Dodge, Ford, Infiniti, Jaguar, Jeep®, Land Rover, Lexus, Lincoln, Mercury, Maybach, Mazda, Mercedes-Benz, MINI, Mitsubishi, Nissan, Rolls Royce, Scion, Toyota, Volkswagen, and Volvo. Hertz also offers SIRIUS in its rental cars at major locations around the country.

Click on www.sirius.com to listen to SIRIUS live, or to purchase a SIRIUS radio and subscription.

About XM

XM is America’s number one satellite radio company with more than 8.2 million subscribers. Broadcasting live daily from studios in Washington, DC, New York City, Chicago, the Country Music Hall of Fame in Nashville, Toronto and Montreal, XM’s 2007 lineup includes more than 170 digital channels of choice from coast to coast: commercial-free music, premier sports, news, talk radio, comedy, children’s and entertainment programming; and the most advanced traffic and weather information.

XM, the leader in satellite-delivered entertainment and data services for the automobile market through partnerships with General Motors, Honda, Hyundai, Nissan, Porsche, Subaru, Suzuki and Toyota is available in 140 different vehicle models for 2007. XM’s industry-leading products are available at consumer electronics retailers nationwide. For more information about XM hardware, programming and partnerships, please visit http://www.xmradio.com.

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the benefits of the business combination transaction involving Sirius Satellite Radio Inc. and XM Satellite Radio Holdings Inc., including potential synergies and cost savings and the timing thereof, future financial and operating results, the combined company’s plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “will,” “should,” “may,” or words of similar meaning. Such forward-looking statements are based upon the current beliefs and expectations of SIRIUS’ and XM’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond the control of SIRIUS and XM. Actual results may differ materially from the results anticipated in these forward-looking statements.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statement: general business and economic conditions; the performance of financial markets and interest rates; the ability to obtain governmental approvals of the transaction on a timely basis; the failure of SIRIUS and XM stockholders to approve the transaction; the failure to realize synergies and cost-savings from the transaction or delay in realization thereof; the businesses of SIRIUS and XM may not be combined successfully, or such combination may take longer, be more difficult, time-consuming or costly to accomplish than expected; and operating costs and business disruption following the merger, including adverse effects on employee retention and on our business relationships with third parties, including manufacturers of radios, retailers, automakers and programming providers. Additional factors that could cause SIRIUS’ and XM’s results to differ materially from those described in the forward-looking statements can be found in SIRIUS’ and XM’s Annual Reports on Form 10-K for the year ended December 31, 2006, and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007, which are filed with the Securities and Exchange Commission (the “SEC”) and available at the SEC’s Internet site (http://www.sec.gov). The information set forth herein speaks only as of the date hereof, and SIRIUS and XM disclaim any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this communication.

Important Additional Information and Where to Find It

This communication is being made in respect of the proposed business combination involving SIRIUS and XM. In connection with the proposed transaction, SIRIUS has filed with the SEC a Registration Statement on Form S-4 containing a definitive Joint Proxy Statement/Prospectus and each of SIRIUS and XM may file with the SEC other documents regarding the proposed transaction. The Joint Proxy Statement/Prospectus was first mailed to stockholders of SIRIUS and XM on or about October 9, 2007. INVESTORS AND SECURITY HOLDERS OF SIRIUS AND XM ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS, AS WELL AS OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and security holders can obtain free copies of the Registration Statement and the Joint Proxy Statement/Prospectus and other documents filed with the SEC by SIRIUS and XM through the web site maintained by the SEC at www.sec.gov. Free copies of the Registration Statement and the Joint Proxy Statement/Prospectus and other documents filed with the SEC can also be obtained by directing a request to Sirius Satellite Radio Inc., 1221 Avenue of the Americas, 36th Floor, New York, NY 10020, Attention: Investor Relations or by directing a request to XM Satellite Radio Holdings Inc., 1500 Eckington Place, N.E. Washington, DC 20002, Attention: Investor Relations.

SIRIUS, XM and their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding SIRIUS’ directors and executive officers is available in its Annual Report on Form 10-K for the year ended December 31, 2006, which was filed with the SEC on March 1, 2007, and its proxy statement for its 2007 annual meeting of stockholders, which was filed with the SEC on April 23, 2007, and information regarding XM’s directors and executive officers is available in XM’s Annual Report on Form 10-K, for the year ended December 31, 2006, which was filed with the SEC on March 1, 2007 and its proxy statement for its 2007 annual meeting of stockholders, which was filed with the SEC on April 17, 2007. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the Joint Proxy Statement/Prospectus filed with the SEC.

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SIRIUS

Media Relations

Patrick Reilly

212-901-6646

PReilly@siriusradio.com

Kelly Sullivan

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

ksullivan@joelefrank.com

XM

Media Relations

Nathaniel Brown

212-708-6170

Nathaniel.Brown@xmradio.com

Chance Patterson

202-380-4318

Chance.Patterson@xmradio.com